EXHIBIT 10.46

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  Such omissions are designated as ***.

DISCOVERY COLLABORATION AGREEMENT

between

PHARMACOPEIA, INC.

and

BRISTOL-MYERS SQUIBB COMPANY

DISCOVERY COLLABORATION AGREEMENT

THIS DISCOVERY COLLABORATION AGREEMENT (the “Agreement”) is made and entered into effective as of October 11, 2007 (the “Effective Date”), by and between Bristol-Myers Squibb Company, a Delaware Corporation (“BMS”) and Pharmacopeia, Inc., a Delaware Corporation (“Pharmacopeia”).  BMS and Pharmacopeia each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Pharmacopeia and BMS are parties to that certain License Agreement, under which Pharmacopeia has agreed to perform under this Agreement as partial consideration for BMS providing the licenses granted in the License Agreement;

WHEREAS, Pharmacopeia and BMS each desire to collaborate in the performance of a Research Program for the purpose of discovery of Research Compounds suitable for development for human therapeutic uses, with the objective of identifying one or more Research Compounds for BMS to advance into human clinical trials; and

WHEREAS, BMS will have exclusive rights and will be solely responsible for the clinical development and commercialization of products incorporating Research Compounds worldwide, in each case on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Parties do hereby agree as follows.

ARTICLE 1 - DEFINITIONS

The terms used in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below, or if not listed below, the meaning designated in places throughout the Agreement.

“Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity.  For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.

“Alliance Manager” has the meaning set forth in Section 3.5.

“Applicable Law” or “Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including but not limited to any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time, but excluding patent laws.

“BMS Compound(s)” means any chemical compound, a physical sample or the structure of which is *** or otherwise ***.  BMS Compounds shall not include any ***.

“BMS Materials” has the meaning set forth in Section 3.9.

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the United States.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive period of 12 months commencing on January 1 and ending on December 31.

“Commercially Reasonable Efforts” means the carrying out of the research activities in accordance with the Research Plan and under the direction of the JRC using ***.

“Confidential Information” means all information and Know-How and any tangible embodiments thereof provided by or on behalf of the Disclosing Party to the Receiving Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including without limitation data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the Disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party in oral, written, graphic or electronic form.  For all purposes of this Agreement, the structure of the BMS Compounds and Research Compounds and the Research Results shall be treated as being Confidential Information of BMS.

Notwithstanding the foregoing, information or Know-How of a Party will not be deemed Confidential Information for purposes of this Agreement to the extent that the Receiving Party can show by competent proof that such information or Know-How:

(a)                                  was already known to the Receiving Party or any of its Affiliates, without any obligation to the Disclosing Party to keep it confidential or restricting its use, prior to the time of disclosure to such Receiving Party;

(b)                                 was generally available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or was otherwise part of the public domain, at the time of its disclosure to the Receiving Party;

(c)                                  became generally available or known to parties reasonably skilled in the field to which such information or Know-How pertains, or otherwise became part of the public domain, after its disclosure to such Receiving Party through no fault of the Receiving Party;

(d)                                 was disclosed to such Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof, and was not obtained indirectly or directly from the Disclosing Party or in connection with the Research Program; or

(e)                                  was independently discovered or developed outside of the Research Program by employees or (sub)contractors of the Receiving Party or any of its Affiliates, without the aid, application or use of Confidential Information of the Disclosing Party.

“Derived” means, with respect to a particular Research Compound, the identification of a follow-up compound that (i) *** or (ii) ***, in each case whether or not such follow-up compound is ***.

“Disclosing Party” has the meaning set forth in Section 7.1.

“Discovery Collaboration” means the collaborative discovery research activities to be conducted by the Parties pursuant to this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“ECN” means a compound that has been designated as an Early Candidate Nomination (or other equivalent designation as may be in effect at the applicable time) by BMS, such that such compound has been shown to meet the internal standards and criteria established by BMS to qualify such compound for ***.

“ECN Milestone” has the meaning set forth in Section 5.1.

“Effective Date” means the date specified in the initial paragraph of this Agreement.

“Extended Research Term” has the meaning set forth in Section 3.2.

 “FTE” means the equivalent of the work of one (1) employee working on a dedicated full time basis for one (1) year (consisting of at least a total of *** (***) hours per year of dedicated effort, excluding vacations and holidays) of work on or directly related to the Research Plan.  No one person will be permitted to account for more than *** (***) hours of FTE contribution per year.   Any person who devotes less than *** hours per year shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked directly related to the Research Program divided by ***.  Scientific work performed in the performance of the Research Program by an FTE may include, but is not limited to, ***.

“FTE Rate” means the rate at which BMS would fund Pharmacopeia FTEs during any Extended Research Term.  The FTE Rate will be negotiated between the parties no later than thirty (30) days prior to the start of the Extended Research term and will be a fully burdened rate (including any overhead, laboratory supply costs, etc.) based on the average full-time equivalent rate charged to all Third Parties for whom Pharmacopeia is conducting research services and for which the basis of any research funding to be provided to Pharmacopeia by such Third Party is an FTE rate applicable to a defined number of Pharmacopeia full-time equivalents committed to such research services.  If any Subcontractor FTEs are to be utilized during the Extended Research Term, the FTE Rate will include any costs incurred by Pharmacopeia related to such Subcontractor FTEs.

“Initiation Date” has the meaning set forth in Section 3.2.

“Joint Invention” has the meaning set forth in Section 8.1.

“Joint Patent” has the meaning set forth in Section 8.1.

“Joint Research Committee” or “JRC” has the meaning set forth in Section 3.3.

“Know-How” means technical information, results and materials, including without limitation, technology, software, instrumentation, devices, data, biological materials, assays, constructs, compounds, unpatented inventions, practices, methods, knowledge, know-how, trade secrets, skill and experience.

“License Agreement” means that certain license agreement between BMS and Pharmacopeia related to selective androgen receptor modulator compounds of even date herewith.

“Losses” has the meaning set forth in Section 10.1.

“Objective” has the meaning set forth in Section 3.1.1.

“Patents” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, divisionals, continuations, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).  Patents shall not include any Know-How.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture company, governmental authority, association or other entity.

“Pharmacopeia Compound”  means any chemical compound that, as of the time BMS ***.

“Pharmacopeia Inventions” has the meaning set forth in Section 8.1.

“Pharmacopeia Know-How” means any Know-How and works of authorship created, used or generated by Pharmacopeia’s employees or Subcontractors in the course of the Research Program(s).

“Pharmacopeia Program Patent(s)” has the meaning set forth in Section 8.1.

“Pharmacopeia Research Personnel” has the meaning set forth in Section 3.7.1.

“Product” shall mean a pharmaceutical product incorporating a BMS Compound or Research Compound, or a compound Derived by BMS from a Research Compound.

“Program Inventions” has the meaning set forth in Section 8.1.

“Receiving Party” has the meaning set forth in Section 7.1.

“Regulatory Authority” or “Regulatory Authorities” shall mean the Food and Drug Administration (the “FDA”) in the U.S., and any health regulatory authority(ies) in any foreign country that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, and any successor(s) thereto.

“Research Compound” means any chemical compound created or identified by ***.  For avoidance of doubt, Research Compounds shall include ***.  Such alternate forms may include any ***.  Research Compounds shall not include any ***.

“Research Plan” has the meaning set forth in Section 3.6.

“Research Program” has the meaning set forth in Section 3.1.1.

“Research Results” means all data, information, trade secrets, inventions and Know-How which are discovered, made, reduced to practice, identified or developed in whole or in part by Pharmacopeia (including any Subcontractor) or BMS in the course of the performance of the Research Program.

“Research Target” means any drug target which is the focus of a Research Program pursuant to this Agreement.

“Research Term” will have the meaning set forth in Section 3.2.

“Research Year” means each 12 month period during the Research Term, with the first Research Year beginning on the Initiation Date.

“Senior Representatives” has the meaning set forth in Section 12.4.

“Subcontractor” has the meaning set forth in Section 3.7.2.

“Substitute Research Program” has the meaning set forth in Section 3.1.3.

“Term” has the meaning set forth in Section 9.1.

“Third Party(ies)” means any Person other than Pharmacopeia or BMS or their respective Affiliates.

“Working Group” has the meaning set forth in Section 3.4.

ARTICLE 2 -
GRANT OF RIGHTS; EXCLUSIVITY

Section 2.1                                   Assignment to BMS.  Pharmacopeia agrees to assign, and hereby does assign, to BMS all right, title and interest in and to all Research Compounds, including any Pharmacopeia Program Patents and Pharmacopeia’s interest in any Joint Patents which claim the composition-of-matter or a method-of-use of any Research Compound.

Section 2.2                                   Exclusive License Grant to BMS.  Pharmacopeia agrees to grant, and hereby does grant, to BMS and its Affiliates an exclusive (even as to Pharmacopeia), worldwide, perpetual, royalty-free license (including the right to sublicense) under such Research Results (including the Pharmacopeia Know-How), and any Pharmacopeia Program Patents or Joint Patents, other than those assigned pursuant to Section 2.1, that are necessary for BMS to make, have made, and use BMS Compounds or Research Compounds in order to make, have made, use, import, export, offer for sale and sell Products.

Section 2.3                                   Non-Exclusive License Grant to BMS.  Pharmacopeia agrees to grant, and hereby does grant, to BMS and its Affiliates a non-exclusive, worldwide, perpetual, royalty-free license (including the right to sublicense) under such Research Results (including the Pharmacopeia Know-How), and any Pharmacopeia Program Patents or Joint Patents, other than those assigned pursuant to Section 2.1 or licensed pursuant to Section 2.2, that are useful, but not necessary, for BMS to make, have made, and use BMS Compounds or Research Compounds in order to make, have made, use, import, export, offer for sale and sell Products.

Section 2.4                                   Research Exclusivity.  During the Term and continuing thereafter for a period of *** (***) ***, Pharmacopeia agrees that it will not ***.

Section 2.5                                   Exception for JAK-3 Kinase Inhibitors.  BMS acknowledges that, pursuant to a Research and License Agreement dated December 22, 2006 between Pharmacopeia and Wyeth, Pharmacopeia is not permitted to grant any license or right, to any party other than Wyeth, under any Patents or Know-How controlled by Pharmacopeia, to any compound having as its primary mechanism of action JAK-3 kinase inhibitory activity or to any method of making or using such a compound.  Therefore, it is understood and agreed that the assignment and license provisions of Sections 2.1 through 2.3 shall not apply to (i) any compound determined to have, as its primary mechanism of action, JAK-3 kinase inhibitory activity or (ii) any method of making or using such a compound.

Section 2.6                                   Third Party Rights.

2.6.1                                       Overlapping Rights.  It is understood that Pharmacopeia is in the business of discovering pharmaceutically active compounds for Third Parties, and that Pharmacopeia may grant Third Parties rights to such compounds comparable to those rights granted to BMS herein.  Notwithstanding the assignments in favor of, and licenses granted to, BMS pursuant to Sections 2.1 through 2.3 above, it is possible that a Third Party may acquire rights from Pharmacopeia with respect to one or more compounds of which Pharmacopeia is a sole or joint owner, which compounds were identified independently of Pharmacopeia’s activities and knowledge gained under the Discovery Collaboration. Accordingly, Pharmacopeia’s grant of rights under Sections 2.1 through 2.3 shall be limited, and shall be subject to any grant of rights to a Third Party, to the extent that (i) such Third Party (either alone or jointly with Pharmacopeia) has filed a patent application with respect to such a compound prior to the filing by BMS (either alone or jointly with Pharmacopeia) of a patent application with respect to such a compound, or (ii) Pharmacopeia has previously granted such Third Party a license or other rights with respect to such a compound.

2.6.2                     No Liability.  It is understood and agreed that, even if Pharmacopeia complies with its obligations under this Agreement, including its obligations under Section 2.4, compounds provided to Third Parties in the course of Pharmacopeia’s other business activities may result in patent applications and patents owned by such Third Parties, or owned jointly by Pharmacopeia and such Third Parties, which could conflict with patent applications and patents owned by BMS, or jointly owned by BMS and Pharmacopeia hereunder.  Pharmacopeia shall use its reasonable efforts to avoid such conflict; provided, that unless BMS is damaged as a proximate result of a material breach by Pharmacopeia of Section 2.4, Section 3.9, Section 9.4.2, Article 7 or of any of the representations and warranties in Article 11, then Pharmacopeia shall have no liability under this Agreement with respect to any such conflict.

Section 2.7                                   No Implied Licenses.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be created by implication, estoppel or otherwise.

ARTICLE 3 -
RESEARCH PROGRAM

Section 3.1                                   Research Program.

3.1.1                     During the Research Term, the Parties will collaborate in carrying out a research program to discover and preclinically develop Research Compounds against a Research Target as described in the Research Plan (the “Research Program”).  The objective of the Research Program will be to *** (the “Objective”).  The Research Program will be carried out in accordance with the Research Plan, as may be amended by the JRC.  BMS will provide BMS Compounds which it has identified as having activity against the Research Target, and the design and prioritization of Research Compounds will be done by the Working Group.  Pharmacopeia’s role in the Research Program will focus on the synthesis of Research Compounds with respect to the Research Target.

3.1.2                     Within thirty (30) days after BMS’ disclosure to Pharmacopeia of the applicable BMS Compounds, Pharmacopeia will provide to BMS a listing of any Pharmacopeia Compounds that Pharmacopeia believes could be encompassed by a reasonable medicinal chemistry program of the type to be performed in the Research Program.  The listing of Pharmacopeia Compounds shall be deemed to be Confidential Information of Pharmacopeia.  Pharmacopeia will retain ownership of all Pharmacopeia Compounds. No Pharmacopeia Compound shall be deemed to be a BMS Compound or a Research Compound, and Pharmacopeia Compounds shall not be included in any of the assignment of rights or licenses to BMS pursuant to Sections 2.1 through 2.3.  No Pharmacopeia Compounds will be evaluated in the course of the Research Program without express written permission of BMS.

3.1.3                     In the event that the JRC determines that the Research Program with respect to the original Research Target has failed to meet the Objective or cannot or should not, based on good faith reasonable commercial or development considerations, be further progressed by or on behalf of BMS, BMS will have sixty (60) days from such decision in which to substitute another research project into the Research Program subject to approval of the new Research Program by Pharmacopeia (the “Substitute Research Program”).  BMS may use its discretion in the selection of the Substitute Research Program, provided that, (i) such Substitute Research Program is not directed to the same drug target that is the subject of an active (at the time of such selection) internal or Third Party collaborative research, development or commercialization program of Pharmacopeia; (ii) such Substitute Research Program is not directed towards a drug target for which Pharmacopeia has an obligation to any Third Party not to conduct any research, development or commercialization; and (iii) such Substitute Research Program does not (in the opinion of counsel selected by Pharmacopeia) infringe valid claims of any Third Party intellectual property, unless BMS first obtains a license reasonably satisfactory to Pharmacopeia at BMS’s sole cost and expense or BMS agrees to indemnify Pharmacopeia against any claims arising from the alleged infringement of such Third Party intellectual property.  For any proposed Substitute Research Programs, Pharmacopeia will provide notice to BMS if the proposed Substitute Research Program must be excluded due to one of clauses (i) — (iii) above within fifteen (15) Business Days of the Substitute Research Program being proposed, and such Substitute Research Program thereafter shall be subject to Section 3.1.2 above.  In the event that (a) a Substitute Research Program has been included in the Discovery Collaboration, and (b) at any time during Pharmacopeia’s performance of such Substitute Research Program, BMS conducts (or has conducted on its behalf) activities to further progress the Research Program with respect to the original Research Target, BMS shall promptly report to Pharmacopeia such activities with respect to the original Research Target.

3.1.4                     The Research Program will be conducted by each Party in good scientific manner, and in compliance with all applicable safety rules and practices, and in accordance with Applicable Law, to attempt to achieve efficiently and expeditiously the objectives of the Research Program.  Each Party will comply with all Applicable Laws, in the performance of work under this Agreement.

3.1.5                     Each Party will maintain laboratories, offices and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Research Program pursuant to the Research Plan.  Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of the Research Program.  BMS and Pharmacopeia will cooperate with each other in carrying out the Research Program, and each Party will contribute its relevant Know-How and experience necessary to carry out the Research Program.

Section 3.2                                   Research Term.

3.2.1                     Subject to Section 3.2.2 below, the term of the Research Program will extend until the earlier of (i) the expiration of the three (3) year period following an initiation date (the “Initiation Date”) to be agreed upon by the Parties (such Initiation Date not to be later than January 1, 2008), or (ii) the JRC’s determination that the Research Program has successfully met the Objective (the “Research Term”).

3.2.2                     In the event that  the JRC determines that (x) the Research Program has failed to meet the Objective or (y) that the Research Program cannot or should not be further progressed, and BMS has substituted a new Research Program into the Discovery Collaboration pursuant to Section 3.1.3, such new Research Program shall continue for the unexpired remainder of the original three (3) years from the Initiation Date.  BMS will not be required to pay any additional consideration to Pharmacopeia for any such remainder of the Research Term.

3.2.3                     BMS shall have the right to extend the Research Term for up to one year beyond the expiration of the original three (3) year term (the “Extended Research Term”) by (i) providing written notice to Pharmacopeia of BMS’s desire to so extend at least one hundred twenty (120) days before the expiration of the original three (3) year term and (ii) paying Pharmacopeia’s FTE Rate for all Pharmacopeia Research Personnel during the Extended Research Term for activities conducted under the Research Program, pursuant to Sections 3.7.1(b) and 3.7.3(b)(ii).

Section 3.3                                   Joint Research Committee.

3.3.1                     Formation and Purpose.  The Parties will establish and maintain a joint research committee (the “Joint Research Committee” or “JRC”), which shall oversee the activities of the Parties under the Research Program and progress towards meeting the Objective.  The JRC shall have the membership and shall operate by the procedures set forth in this Section 3.3.    The JRC shall be dissolved at the end of the Research Term unless otherwise agreed to by the Parties.

3.3.2                     Specific Responsibilities of the JRC.  In addition to its overall responsibility for the Research Program, the JRC shall, in particular, during the Research Term (including any Extended Research Term):

(i)   oversee the activities of the Working Group;

(ii)   resolve any disputes or disagreements relating to the Research Program that are submitted to it by the Working Group or a Party;

(iii)   modify the Research Plan as necessary, but in no event shall such modification increase the *** or be contrary to the intent and purpose of this Agreement;

(iv)   determine the status of the Research Program to meet the Objective, including determination of success, failure and whether the Research Program cannot, or should not, be further progressed; in determining whether the Research Program can, or should, be further progressed, the JRC may consider factors such as commercial factors and risks related to the Research Target and safety concerns among others;  and

(v)   review of Program Inventions and the filing of Program Patents.

Other than the obligations under (i), (ii) and (iv) above, the JRC may delegate its obligations under this Agreement to the Working Group or any other subcommittee.

3.3.3                     Decisions of the JRC.  The JRC shall make its decision on matters within its purview only after the JRC discusses such matters and only after reasonably considering each Party’s comments (through its JRC members) on such matters.  All decisions by the JRC must be consistent with the terms of this Agreement, and may not modify the terms and conditions of this Agreement or the rights and obligations of a Party under this Agreement.

3.3.4                     JRC Membership and Procedures.

a.               Membership.  Pharmacopeia and BMS shall *** with appropriate expertise to serve as members of the JRC.  Each Party may replace any of its JRC representatives at any time upon written notice to the other Party.  BMS shall select ***.  The chairperson of the JRC (or his/her designees) shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JRC, and preparing and issuing minutes of each meeting within thirty (30) days thereafter; provided that the JRC chairperson shall call a meeting of the JRC promptly upon the written request of a Pharmacopeia JRC representative to convene such a meeting.  Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes in writing.

b.               Meetings.  The JRC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every ***.  The JRC shall meet alternately at Pharmacopeia’s facilities in New Jersey and BMS’ facilities in New Jersey or at such locations as the Parties may otherwise agree.  Other employees of each Party involved in the development of Research Compounds may attend meetings of the JRC as nonvoting participants.  Each Party shall be responsible for all of its own expenses of participating in the JRC.  Meetings of the JRC may be held by audio or video teleconference with the consent of each Party; provided that at least one (1) meeting of the JRC per Calendar Year shall be held in person.  A quorum for a meeting of the JRC requires the presence of at least one representative of each Party.

c.               Decision-Making.  Each Party’s representatives on the JRC shall, *** present at the meeting.  Except as otherwise expressly provided in this Agreement, the JRC shall operate as to matters within its jurisdiction by ***; provided, that the JRC shall not have the authority to amend or modify, or waive compliance with, this Agreement other than to modify the Research Plan, but only as permitted by this Agreement.  Further, no decision of the JRC shall violate or breach any provision of this Agreement.  In the event of a failure of the JRC to reach agreement on any issue, such dispute shall be subject to the dispute resolution provisions set forth in Section 12.4., including any disputes concerning the validity, interpretation or construction of, or the compliance with or breach of, this Agreement.

d.               Meeting Agendas.  Each Party will disclose to the other proposed agenda items along with appropriate information at least five (5) Business Days in advance of each meeting of the JRC; provided that under exigent circumstances requiring JRC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JRC meeting.

Section 3.4                                   Research Program Working Group.

3.4.1                     Membership.  A working group will be established immediately after the formation of the JRC (the “Working Group”).  The Working Group will have ***.  The key responsibility of the Working Group will be the day-to-day execution of the Research Plan.  The Working Group will report directly to the JRC and will present its progress against the Research Plan to the JRC *** during the term of the Research Program.  The chairpersons of the Working Group will designate employees from BMS and Pharmacopeia to be members of the Working Group as needed to get proper representation on the Working Group for all expertise needed to execute the Research Plan.    In addition, from time to time, the Working Group may establish and delegate duties to sub-committees on an “as-needed” basis to oversee particular projects or activities.  Each such sub-committee shall be constituted and shall operate as the Working Group determines.  Sub-committees may be established on an ad hoc basis for purposes of a specific project or on such other basis as the Working Group may determine.  The Working Group and each sub-committee and their activities shall be subject to the oversight, review and approval of, and shall report to, the JRC.  Decisions of the Working Group and each sub-committee shall be reached by consensus between the Parties’ representatives.  In the case of a non-concurrence in the Working Group, or in a sub-committee, the issue shall be referred for a decision to the JRC.  In no event shall the authority of the Working Group exceed that specified for the JRC in this Article 3.  The Working Group shall hold meetings at such times as it elects to do so approximately on a monthly basis as needed.  Meetings of the Working Group may be held by audio or video teleconference or in person at a location agreed to by the chairpersons; provided that at least one (1) meeting of the Working Group per year shall be held in person.  Each Party shall be responsible for all of its own expenses of participating in the Working Group.  A quorum for a meeting of the Working Group requires the presence of at least one representative of each Party.

3.4.2                     Interactions Between the JRC and the Working Group, and Internal Teams.  The Parties recognize that while they will establish the JRC,  the Working Group, and sub-committees of the Working Group for the purpose of the Research Program, each Party possesses an internal structure (including without limitation various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement.  The JRC and the chairpersons of the Working Group shall establish procedures to facilitate communications between the JRC and the Working Group and any relevant internal committee, team or board in order to maximize the efficiency of the Research Program, including without limitation by requiring appropriate members of the JRC, the Working Group, or any sub-committee of the JRC to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board.  Furthermore, the JRC and the Working Group will establish the necessary working level contacts between the two Parties to ensure that necessary day-to-day interactions will occur in implementing the Research Plan.

Section 3.5                                   Alliance Managers.  Each Party shall have the right, but not the obligation, to appoint one representative who possesses a general understanding of the scientific and business issues relevant to this Agreement to act as its respective alliance manager (each, an “Alliance Manager”) for the relationship of the Parties under this Agreement.  Each Party may change its designated Alliance Manager, who may not be a member of the JRC, from time to time upon notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager will take responsibility for ensuring that governance activities occur as set forth in this Agreement, in particular ensuring that the JRC meetings occur, and that any conflict is given prompt attention as set forth in Section 3.3.4.  The Alliance Managers shall be entitled to attend meetings of the JRC, but shall not have, or be deemed to have, any rights or responsibilities of a member of the JRC.  Similarly, the Alliance Managers may attend meetings of the Working Group or any subcommittees of the JRC.  Each Alliance Manager may bring any matter to the attention the JRC where such Alliance Manager reasonably believes that such matter requires such attention.  For purposes of clarification, in no event will the Alliance Managers have the power or authority to amend any provision of this Agreement.

Section 3.6                                   Research Plan.

3.6.1                     The Research Program will be carried out in accordance with a written research plan (the “Research Plan”).  The initial Research Plan agreed to by the Parties as of the Effective Date is attached hereto as Appendix 1 and is hereby incorporated into this Agreement by reference and is made a part of this Agreement.  The purpose of the Research Plan is to detail the responsibilities and activities of Pharmacopeia and BMS with respect to carrying out the Research Program.  The Research Plan will include a description of the specific activities to be performed by the Parties in support of the Research Program, the allocation of Pharmacopeia Research Personnel to perform such activities, and projected timelines for completion of such activities and the desired specifications for the Research Compounds.  At least once each Research Year (starting in Calendar Year 2008), the JRC will review and, if necessary, update the Research Plan.  The Research Plan may only be *** and is subject to Section 3.7.1 below.  The Working Group may ***.

3.6.2                     In addition, at least six (6) months prior to the beginning of any Extended Research Term, the JRC will begin the process of updating the Research Plan for such Extended Research Term (if applicable).  At least three (3) months prior to the beginning of any Extended Research Term, the JRC will have agreed on an updated Research Plan for such Extended Research Term (as applicable).

Section 3.7                                   Research Staffing; Funding.

3.7.1                     Staffing.

a.                   During the Research Term.  Pharmacopeia will provide *** (***) ***, of which *** (collectively, “Pharmacopeia Research Personnel”) per Research Year during the Research Term to perform activities in support of the Research Program, in accordance with the then-current Research Plan.    The Pharmacopeia Research Personnel dedicated to the Research Program cannot be reduced during the Research Term without express written consent of BMS.  Throughout the Research Term, Pharmacopeia shall assign, as Pharmacopeia Research Personnel, no fewer than the number of FTE qualified scientists specified in this Section 3.7.1 to perform the work set forth in the then-applicable Research Plan.  The mixture of skills and levels of the Pharmacopeia Research Personnel shall be appropriate to the scientific objectives of the Research Program.  No later than sixty (60) days following the end of each Calendar Quarter, during the Research Term Pharmacopeia shall report to the JRC a listing of the FTEs comprising the Pharmacopeia Research Personnel and their percentage of time devoted to working on the Research Program.  If BMS has concern regarding any specific Pharmacopeia Research Personnel assigned to the Research Program, such concerns shall be communicated to the JRC for its consideration.

b.                   During the Extended Research Term.  At least three (3) months prior to the beginning of an Extended Research Term, if applicable, the JRC shall determine the number of Pharmacopeia Research Personnel to be provided by Pharmacopeia in accordance with Section 3.6.2 above, such number ***, and to be funded by BMS in accordance with Section 3.7.3(b)(ii) below.

3.7.2                     Subcontracting.  Except as provided in the Research Plan or as may be specifically permitted by the JRC, Pharmacopeia shall be entitled to subcontract to a Third Party (a “Subcontractor”) up to *** (***) *** to conduct any of the work for which it is responsible in the performance of the Research Program (such Subcontractor FTEs to be considered Pharmacopeia Research Personnel for the purposes of this Agreement).  In the case of any subcontracting of Research Program activities by a Party to a Third Party, such Third Party must have entered into a written agreement with such Party consistent with the terms and conditions of this Agreement, including provisions (i) protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement, (ii) providing for assignment of all Program Inventions and Program Patents to effect the rights of the Parties under this Agreement, and (iii) obligations regarding the use and transfer of materials consistent with those contained in this Agreement.  Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement in the same way and to the same extent as such Party.

3.7.3                     Funding; Expenses.

a.               Responsibility for Expenses for Conduct of Research Program.  Except as set forth in this Section 3.7.3 and as may be otherwise specifically agreed to in writing by Pharmacopeia and BMS, each Party shall bear its own costs incurred in conducting work under the Research Program.

b.               Pharmacopeia Research Personnel

(i)   During the Research Term.  Pharmacopeia will bear its own costs, including costs related to the Pharmacopeia Research Personnel (which may include Subcontractor FTEs under Section 3.7.2 above), standard research supplies, consumables and applicable overhead costs, in performing its obligations under the Research Program.

(ii)   During the Extended Research Term. BMS will pay Pharmacopeia in advance for the Pharmacopeia Research Personnel assigned to the Research Program in accordance with Section 3.7.1(b) for each Calendar Quarter (a prorated amount shall be payable for any portion of a Calendar Quarter) of the Extended Research Term at the agreed upon FTE Rate.  Such FTE payment obligation of BMS will be subject to Pharmacopeia providing such qualified Pharmacopeia Research Personnel.  No later than sixty (60) days following the end of each Calendar Quarter, Pharmacopeia will provide BMS with a report of the number of FTEs assigned to the Research Program with a summary of their activities.  Any overpayment by BMS may be applied by BMS to the funding of Pharmacopeia FTEs in a subsequent Calendar Quarter.  If the Parties agree that the activities contemplated by the Research Plan at any time do not justify the number of Pharmacopeia FTEs allocated to the Research Program, the Parties will modify the scope of the Research Plan or adjust the number of Pharmacopeia Research Personnel.

c.               Additional Studies.  During the course of the Research Program, the JRC may request that Pharmacopeia conduct studies which Pharmacopeia does not have the necessary internal resources or expertise to conduct (as an example, NovaScreen studies).  In the event that Pharmacopeia needs to engage a Third Party to perform such studies, Pharmacopeia will notify the JRC:   (i) that it does not have the internal resources or expertise to conduct such studies, (ii) the identity of the Third Party that Pharmacopeia proposes to engage in such work, and (iii) the proposed budget for such studies.  If the JRC approves Pharmacopeia’s engagement of the Third Party to conduct such studies and the proposed budget, then BMS will reimburse Pharmacopeia for any external out-of-pocket expenses incurred by Pharmacopeia in undertaking such additional studies which are not carried out by the Pharmacopeia Research Personnel.  Absent such approval by the JRC, Pharmacopeia need not outsource, nor conduct itself, any such additional study.  Further, notwithstanding the preceding sentences, nothing in this Agreement shall be deemed to obligate Pharmacopeia to undertake any study, or to expend its own funds to engage a Third Party to conduct any study, that normally would not be performed by Pharmacopeia employees in connection with one of Pharmacopeia’s internal research programs.

d.                   Synthesis of Research Compounds.  Pharmacopeia will synthesize Research Compounds for testing by BMS in quantities of at least ***.  Upon direction of the Working Group, Pharmacopeia will scale up synthesis of Research Compounds selected by the Working Group to quantities of ***.  If the Working Group directs Pharmacopeia to synthesize quantities of any single Research Compound in excess of 5g, Pharmacopeia will present the JRC with a proposed budget for such synthesis (covering Pharmacopeia’s external out-of-pocket costs to be incurred for such synthesis).  If the JRC approves the budget for such synthesis, then BMS will reimburse Pharmacopeia for its external out-of-pocket expenses incurred by Pharmacopeia in undertaking such synthesis. Absent such approval by the JRC, Pharmacopeia need not outsource, nor conduct itself, any such synthesis.

Section 3.8                                   Research Efforts.  Subject to Section 3.7, each Party shall use good faith Commercially Reasonable Efforts to perform its activities under the Research Program, including its responsibilities under the Research Plan.

Section 3.9                                   Materials Transfer.  In order to facilitate the Research Program, either Party may provide to the other Party certain materials for use by the other Party in furtherance of the Research Program.  All such materials shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing its rights and obligations under this Agreement, and the receiving Party shall not transfer such materials to any Third Party unless expressly contemplated by this Agreement or upon the written consent of the supplying Party.

a.               Any materials provided by BMS to Pharmacopeia in support of the Research Program, including but not limited to BMS Compounds (such materials being individually and collectively referred to as the “BMS Materials”) shall be used by Pharmacopeia solely for purposes of performing the Research Program and for no other purpose, and any remaining BMS Materials will be returned to BMS (or destroyed as may be requested by BMS in writing) promptly following the end of the Research Term or earlier upon request by BMS.  All information related to such BMS Materials shall be deemed to be BMS Confidential Information.  All such materials must be used with prudence and appropriate caution in any experimental work, since all of their characteristics may not be known.

b.               All physical samples of the BMS Compounds and Research Compounds are and will be the property of BMS. In general, physical samples of BMS Compounds and Research Compounds in Pharmacopeia’s possession during the Research Term will be shipped from Pharmacopeia to BMS as the JRC directs.  Any remaining physical samples of Research Compounds or BMS Compounds will be sent to BMS at the end of the Research Term.

Section 3.10                            Research Program Records.  Pharmacopeia will maintain complete and accurate records of all work conducted in the performance of the Research Program and all results, data, inventions and developments made in the performance of the Research Program.  Such records will be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.  Pharmacopeia shall maintain appropriate records sufficient to document the work performed by each of the individuals comprising the FTEs working in support of the Research Program and the time such individuals spent working in support of the Research Program.  Pharmacopeia shall provide BMS the right to inspect such records, and shall provide copies of all requested records, to the extent reasonably required for the performance of BMS’ rights and obligations under this Agreement; provided however, that BMS shall maintain such records and the information of Pharmacopeia in confidence in accordance with Article 7 hereof and shall not use such records or information except to the extent otherwise permitted by this Agreement.

Each Party agrees to maintain a policy that requires its employees to record and maintain all data and information developed during the Research Program in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice.  At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks or other suitable means that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

Section 3.11                            Disclosure of Results of Research Program.  The results of all work performed by the Parties as part of the Research Program shall be promptly disclosed to the other Party in a reasonable manner as such results are obtained.  Pharmacopeia shall provide BMS monthly with reports of the work performed under the Research Program and the Research Results in a format acceptable to the Working Group and JRC.  Pharmacopeia and BMS will provide reports and analyses at each JRC meeting, and more frequently on reasonable request by the JRC, detailing the current status of the Research Program, including but not limited to the utilization of the Pharmacopeia Research Personnel.  Within thirty (30) days following the end of each Calendar Quarter, Pharmacopeia and BMS Alliance Managers and/or JRC members, as applicable, shall exchange and provide to the JRC a report in a mutually acceptable format summarizing in reasonable detail the work performed under the Research Program and results achieved during the preceding Calendar Quarter.  The results, reports, analyses and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted and other terms and conditions under this Agreement.  Upon reasonable request by BMS, Pharmacopeia shall provide BMS with additional data, results and other information with respect to the work performed by Pharmacopeia in the performance of the Research Program.  Any reports required under this Section 3.11 may take the form of and be recorded in minutes of the JRC that will contain copies of any slides relating to the results and presented to the JRC.  Upon direction of the JRC, the Parties will setup and maintain a secure electronic data storage system where the Research Results will be uploaded and stored by each Party, the electronic data storage system will accessible only by the Parties (and any Subcontractors as appropriate).

ARTICLE 4 -
DEVELOPMENT, COMMERCIALIZATION & MANUFACTURING

Section 4.1                                   Development, Commercialization and Regulatory Responsibilities.  Other than Pharmacopeia’s responsibilities under the Research Program, BMS shall have sole responsibility (including without limitation sole responsibility for all funding, resourcing and decision-making) for all further development and commercialization with respect to the BMS Compounds, Research Compounds and Products incorporating a BMS Compound or Research Compound.  BMS will be solely responsible for, and will solely own, all regulatory filings related to BMS Compounds, Research Compounds and Products incorporating a BMS Compound or Research Compound.

ARTICLE 5 -
FINANCIAL PROVISIONS

Section 5.1                                   Milestone Payments by BMS.  Provided that (i) *** and (ii) ***, in the event that ***.  Furthermore, if the ***.  It is understood and agreed that BMS shall not be required to pay more than one set of milestone payments as described in this Section.

ARTICLE 6 -
PRESS RELEASES & PUBLICATIONS

Section 6.1                                   Press Releases; Public Disclosure.

6.1.1                     Any press releases or other public statements regarding this Agreement will be made solely pursuant to Section 15.9 of the License Agreement and, except as set forth in Section 15.9 of the License Agreement, each Party agrees not to issue any press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.

Section 6.2                                   Publication of Research Results.

6.2.1                     Publication by Pharmacopeia.  Pharmacopeia shall not publish, present or otherwise disclose to the public the Research Results or any information related to the Research Program, including, but not limited to any information related to the BMS Compounds, Research Compounds, strategy, screening tier, and novel assays.

6.2.2                     Publication by BMS.  BMS will have the sole and exclusive right to publish the Research Results, and all information related to the BMS Compounds and Research Compounds.  Notwithstanding the foregoing, BMS will not publish any Confidential Information of Pharmacopeia, and will not use the name of Pharmacopeia (or any of its directors, employees, or Affiliates) in any such publication without the express written consent of Pharmacopeia.

6.2.3                     For clarification, this Section 6.2 shall not apply with respect to the use and disclosure of Confidential Information as specifically provided for in Section 6.1 or Article 7 (i.e., a disclosure expressly permitted and made in accordance with Section 6.1 or Article 7).

ARTICLE 7 -
CONFIDENTIALITY

Section 7.1                                   Disclosure and Use Restriction.  Each Party agrees that, for so long as this Agreement is in effect and for a period of *** (***) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (i) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence other proprietary industrial information of similar kind and value, (ii) not disclose such Confidential Information except to the Receiving Party’s employees having a need-to-know such Confidential Information solely for purposes of performing Receiving Party’s obligations under this Agreement, (iii) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement, and (iv) not use such Confidential Information for any purpose except those expressly permitted by this Agreement.  For avoidance of doubt, Pharmacopeia shall be permitted to use the BMS Confidential Information solely for purposes of performing the Research Program in accordance with the Research Plan and for no other purpose.  Upon completion of the Research Program or earlier upon written request by BMS, Pharmacopeia shall return to BMS or destroy any BMS Confidential Information, with the understanding that Pharmacopeia will be entitled to retain one (1) copy of BMS Confidential Information in the files of its legal counsel solely for archival purposes.

Section 7.2                                   Authorized Disclosure.  To the extent (and only to the extent) that it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Confidential Information belonging to the other Party in the following instances:

(a)                                        filing or prosecuting patent applications in accordance with this Agreement;

(b)                                       made to the Regulatory Authorities as necessary for the development or commercialization of a Product in a country, as required in connection with any filing, application or request for regulatory approval; provided, however, that reasonable measures will be taken to assure confidential treatment of such information;

(c)                                        prosecuting or defending litigation;

(d)                                       complying with applicable governmental laws and regulations (including, without limitation, the rules and regulations of the Securities and Exchange Commission or any national securities exchange, and compliance with tax laws and regulations) and with judicial process, if (i) in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance and (ii) such disclosure is made in accordance with Section 7.3 or 7.4 as applicable; and

(e)                                        disclosure, in connection with the performance of this Agreement and solely on a need-to-know basis, to Affiliates, potential or actual collaborators (including potential licensees), potential or actual investment bankers, investors, lenders, or acquirers, or employees, independent contractors (including without limitation consultants and clinical investigators) or agents, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use no less restrictive than the obligations set forth in this Article 7; provided, however, that the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Article 7 to treat such Confidential Information as required under this Article 7.

If and whenever any Confidential Information is disclosed in accordance with this Section 7.2, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such permitted disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Sections 7.3 and 7.4, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make such disclosure pursuant to clauses (a) through (d) of this Section 7.2 sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information.

For purposes of this Agreement, the Research Results shall be treated as Confidential Information of BMS.  Accordingly, Pharmacopeia shall be considered the Receiving Party with respect to the Research Results and shall be subject to all of the restrictions and obligations of this Article 7 with respect to the disclosure and use of such Research Results to the same extent as applicable to Confidential Information disclosed to Pharmacopeia by BMS.

Section 7.3                                   Required Disclosure.  A Receiving Party may disclose Confidential Information pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by Law; provided however, that the Receiving Party shall notify the Disclosing Party promptly upon receipt thereof, giving (where practicable) the Disclosing Party sufficient advance notice to permit it to oppose, limit or seek confidential treatment for such disclosure, and to file for patent protection if relevant; and provided, further, that the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the Disclosing Party.

Section 7.4                                   Securities Filings.  In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement, periodic report, or any other disclosure document which describes or refers to this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than three (3) Business Days prior to such filing (provided that, whenever practicable, such portions shall be provided not less than five (5) Business Days prior to such filing) (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning the Agreement that such other Party requests be kept confidential (except to the extent advised by counsel that confidential treatment is not available for such information), and shall only disclose Confidential Information which it is advised by counsel or, if applicable, by a Regulatory Authority, is legally required to be disclosed.  No such notice shall be required under this Section 7.4 if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

Section 7.5                                   Terms of Agreement.  The existence and the terms and conditions of the Agreement that the Parties have not specifically agreed to disclose pursuant to Article 6 or Section 7.4 shall be considered Confidential Information of both Parties.  Either Party may disclose such terms to a bona fide potential licensee, investor, investment banker, acquirer, merger partner or other potential financial partner, and their attorneys and agents, provided that each such Person to whom such information is to be disclosed is informed of the confidential nature of such information and has entered into a written agreement with the Party requiring such Person to keep such information confidential.

Section 7.6                                   Injunctive Relief.  The Parties hereto understand and agree that remedies at Law may be inadequate to protect against any breach of any of the provisions of this Article 7 by either Party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf.  Accordingly, each Party shall be entitled to seek injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7.

ARTICLE 8 -
PATENTS

Section 8.1                                   Ownership of Inventions and Patents.

(a)                                  Except as set forth in Section 2.1 above, title to inventions, discoveries, improvements and other technology, whether or not patentable, conceived, made or reduced to practice in the performance of the Research Program under this Agreement (collectively, the “Program Inventions”) and any Patents claiming such Program Inventions (“Program Patents”), are retained by the Party that is the employer of the inventor (or, in the case of consultants and (sub)contractors, the Party for which the consultant or (sub)contractor is providing its services).  The Parties agree that the United States federal patent law on inventorship shall determine the inventorship of any invention and the names of the inventors on any patent filings, whether sole or joint inventions, which arise in connection with activities conducted pursuant to this Agreement.  BMS shall own Program Inventions invented solely by employees, consultants and/or (sub)contractors of BMS (the “BMS Inventions”) and any Patents claiming such Program Inventions (the “BMS Program Patents”).  Subject to Section 2.1, Pharmacopeia shall own Program Inventions invented solely by employees, consultants and/or (sub)contractors of Pharmacopeia, including the Pharmacopeia Research Personnel (the “Pharmacopeia Inventions”) and any Patents claiming such Program Inventions (the “Pharmacopeia Program Patents”).  Subject to

Section 2.1, Pharmacopeia and BMS shall own jointly such Program Inventions invented jointly by employees, consultants and/or (sub)contractors of Pharmacopeia and BMS (the “Joint Inventions”) and any Patents claiming such jointly invented Program Inventions (the “Joint Patents”).  Pharmacopeia shall promptly disclose to BMS any such Pharmacopeia Invention or Joint Invention arising from or made in the performance of the Research Program and any patent or patent application claiming such Program Invention.

(b)                                 This Agreement shall be understood to be a joint research agreement to discover Research Compounds and associated uses in accordance with 35 U.S.C. § 103(c)(3).

(c)                                  Each Party has entered or will enter into binding agreements obligating all employees, consultants and/or (sub)contractors performing activities in the performance of the Research Program to assign (or, in the case of (sub)contractors, assign or license) the employee’s, consultant’s and/or (sub)contractor’s interest in any invention and related intellectual property conceived or reduced to practice in the course of such activities to the Party for which such employee, consultant and/or (sub)contractor is providing its services.

Section 8.2                                   Filing, Prosecution and Maintenance of Patent Rights.

8.2.1                     Solely Owned Patents.  Subject to the other sections of this Article 8, including the other subsections of this Section 8.2 below, each Party will have the sole right, at its cost and expense and at its sole discretion, to prepare, file, prosecute (including, without limitation, to control any interferences, reissue proceedings, oppositions and reexaminations), maintain, enforce and defend throughout the world any Patents solely owned or controlled by such Party.  For purposes of the preceding sentence, all Pharmacopeia Program Patents assigned to BMS pursuant to Section 2.1 shall be understood to be solely owned or controlled by BMS.

8.2.2                     Filing, Prosecution and Maintenance of Pharmacopeia Program Patents.    As between Pharmacopeia and BMS, Pharmacopeia shall be responsible for the preparation, filing, prosecution (including, without limitation, any interferences, reissue proceedings, oppositions and reexaminations) and maintenance of Pharmacopeia Program Patents (other than those assigned to BMS pursuant to Section 2.1), provided that for those Pharmacopeia Program Patents exclusively licensed to BMS pursuant to Section 2.2 BMS and Pharmacopeia will agree upon an outside counsel for the filing, prosecution and maintenance of such Patents.  Pharmacopeia shall be responsible for all costs incurred by Pharmacopeia with respect to such preparation, filing, prosecution and maintenance of such Pharmacopeia Program Patents, except in the case of those Pharmacopeia Program Patents exclusively licensed to BMS pursuant to Section 2.2, for which BMS shall be responsible for all costs incurred by Pharmacopeia.  At BMS’ reasonable request, Pharmacopeia, or its outside counsel, shall promptly provide BMS with an update of the filing, prosecution and maintenance status for each of the Pharmacopeia Program Patents.  In addition, for any Pharmacopeia Program Patents that are licensed to BMS pursuant to Article 2, Pharmacopeia will coordinate the preparation, filing and prosecution of such Patents with BMS and incorporate reasonable comments, suggestions and requests from BMS in the preparation, filing and prosecution of such Patents.  If BMS specifically directs that a patent application within the Pharmacopeia Program Patents that are licensed to BMS pursuant to Article 2 be filed in a country where Pharmacopeia was not intending to file such patent application, then Pharmacopeia will prepare, file and prosecute such patent application and will consult with BMS at all times to assure that such patent application(s) cover all items of commercial interest and importance.  With respect to all reasonable documented attorneys’ fees and other out-of-pocket costs paid by Pharmacopeia in connection with the preparation, filing, prosecution, and maintenance by Pharmacopeia of  said Pharmacopeia Program Patent for those countries as to which BMS has specifically directed that a patent application be filed (the “Costs”), until such time as BMS notifies Pharmacopeia that it is no longer willing to cover such Costs as to any country(ies) and/or patent application(s), BMS shall reimburse Pharmacopeia for *** of such Costs (it being understood that, as of such time as BMS notifies Pharmacopeia that BMS is no longer willing to cover such Costs as to any country(ies) and/or patent application(s), Pharmacopeia shall be free to discontinue prosecution of, or otherwise abandon, such country(ies) and/or patent application(s) without further notice or obligation to BMS).  In the event that Pharmacopeia does not want to file a particular patent application covering a Program Invention which is a Pharmacopeia Invention, or to continue the prosecution, maintenance or defense of a particular Pharmacopeia Program Patent which is licensed to BMS pursuant to Article 2, Pharmacopeia shall so notify BMS, and if BMS wants to file such patent application or continue the prosecution or maintenance of such Patent, Pharmacopeia shall assign such Patent to BMS and BMS may prosecute and maintain such Patent at its sole discretion and expense.

8.2.3                     Filing, Prosecution and Maintenance of Joint Patents.    For Joint Patents (other than those assigned to BMS pursuant to Section 2.1), Pharmacopeia and BMS agree to meet and confer in order to discuss whether, and in what countries, Joint Patents should be filed.  Unless the Parties agree otherwise, BMS shall handle the preparation, filing, prosecution and maintenance of such Joint Patents, and BMS may elect to use either its in-house patent counsel or external counsel reasonably acceptable to Pharmacopeia for the filing and prosecution of such Joint Patents, at BMS’ sole cost and expense.  In the event that BMS does not want to continue to be responsible for the costs and expenses with respect to the filing, prosecution and/or maintenance of a particular Joint Patent, BMS shall so notify Pharmacopeia, and if Pharmacopeia wants to continue the filing, prosecution and/or maintenance of such Joint Patent it may do so, subject to Section 8.2.4 below, at its sole expense.

8.2.4                     Cooperation.  In accordance with the foregoing, each Party will cooperate reasonably in the preparation, filing, prosecution, and maintenance of the Program Patent Rights.  Such cooperation includes (a) promptly executing all papers and instruments and requiring employees (and other persons under obligation to assign Patents to such Party) to execute such papers and instruments as reasonable and appropriate so as to enable such other Party, to prepare, file, prosecute, and maintain such Patents in any country; and (b) promptly informing such other Party of matters that may affect the preparation, filing, prosecution, or maintenance of the Program Patents and Joint Patents.

Section 8.3                                   Patent Term Extension.  Pharmacopeia and BMS shall each cooperate with one another and shall use commercially reasonable efforts in obtaining patent term extensions (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to Patents covering Products.  If elections with respect to obtaining such patent term extensions or supplemental protection are to be made, BMS shall have the right to make such election, provided that such election will be made in accordance with applicable Law so as to maximize the period of marketing exclusivity for such Product.

Section 8.4                                   Enforcement of Patents

8.4.1                     Enforcement of Solely Owned Patents.  Except as set forth in Section 8.4.2 below for those Pharmacopeia Program Patents exclusively licensed to BMS pursuant to Section 2.2 and Joint Patents, each Party will have the sole right and responsibility to enforce, at its discretion, any Patents solely owned by such Party.  For purposes of the preceding sentence, all Pharmacopeia Program Patents assigned to BMS pursuant to Section 2.1 shall be understood to be solely owned by BMS.

8.4.2                     Enforcement of Pharmacopeia Program Patents and Joint Patents Licensed to BMS.

a.               Enforcement by BMS.  In the event that Pharmacopeia or BMS becomes aware of a suspected infringement of any Pharmacopeia Program Patent exclusively licensed to BMS pursuant to Section 2.2 or Joint Patent, or any such Pharmacopeia Program Patent or Joint Patent is challenged in any action or proceeding (other than any interferences, reissue proceedings, oppositions or reexaminations, which are addressed above), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  BMS shall have the right, but shall not be obligated, to defend any such action or proceeding or bring an infringement action with respect to such infringement to the extent relevant to BMS’s exclusive rights hereunder at its own expense, in its own name and entirely under its own direction and control, or settle any such action, proceeding or dispute by license (to the extent such sublicense is permitted under this Agreement), subject to the following.  Pharmacopeia shall reasonably assist BMS in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if reasonably requested by BMS or required by Applicable Law.  BMS shall reimburse Pharmacopeia for the documented out-of-pocket costs Pharmacopeia reasonably incurs in providing such assistance requested by BMS.  In the event Pharmacopeia is a required party to the proceeding or action, Pharmacopeia shall have the right to be represented by its own counsel (such selection to be subject to BMS’s approval, such approval not to be unreasonably withheld), and BMS shall reimburse Pharmacopeia for the documented out-of-pocket costs Pharmacopeia reasonably incurs that are reasonably related to the proceeding or action, including attorneys’ fees; provided that BMS shall retain overall responsibility for the prosecution of such action or proceeding in such event.  In the event that Pharmacopeia is not a necessary party to the proceeding or action, Pharmacopeia shall have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that BMS shall retain overall responsibility for the prosecution of such action or proceedings in such event.  No settlement of any such action or proceeding (a) that restricts the validity or scope, or adversely affects the enforceability, of a (i) Joint Patent or (ii) Pharmacopeia Program Patent which, in each case (i) and (ii), is not exclusively licensed to BMS under Section 2.2, or (b) which could be reasonably expected to have a material adverse financial impact on Pharmacopeia, may be entered into by BMS without the prior written consent of Pharmacopeia.

b.               Enforcement by Pharmacopeia.  If BMS elects not to settle, defend or bring any action for infringement of a Pharmacopeia Program Patent or Joint Patent described in Section 8.4.2 and so notifies Pharmacopeia, including following any request by Pharmacopeia to do so, then Pharmacopeia may defend or bring such action at its own expense, in its own name; provided however that, Pharmacopeia agrees not to so settle, defend or bring any action for infringement of a Pharmacopeia Program Patent or Joint Patent upon BMS’s request based on BMS’s good faith reasonable determination, the basis for which shall be provided to Pharmacopeia, that it is not in the best interest of the Parties to so settle, defend or bring such action for infringement.  In the case where Pharmacopeia proceeds to settle, defend or bring an action for such infringement, the following shall apply.  BMS shall reasonably assist Pharmacopeia in any action or proceeding being defended or prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by Pharmacopeia or required by Applicable Law.  Pharmacopeia shall reimburse BMS for the documented external costs BMS reasonably incurs in providing such assistance as specifically requested in writing by Pharmacopeia.  BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense, provided that Pharmacopeia shall retain overall responsibility for the prosecution of such suit or proceedings in such event.  No settlement of any action or proceeding defended or brought by Pharmacopeia with respect to a Pharmacopeia Program Patent exclusively licensed to BMS under Article 2 or any Joint Patent, (a) that restricts the validity or scope, or adversely affects the enforceability, of such Patent, or (b) which could be reasonably expected to have a material adverse financial impact on BMS, may be entered into by Pharmacopeia without the prior written consent of BMS.

c.               Withdrawal.  If either Party brings an action or proceeding under this Section 8.4 with regard to any Pharmacopeia Program Patents which are exclusively licensed to BMS under Section 2.2 or Joint Patents, and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party and pursue such action or proceeding in accordance with the terms of this Section 8.4.

d.               Cooperation.  The Party not enforcing the applicable Patent will provide reasonable assistance to the other Party (at such other Party’s expense), including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and joining the action to the extent necessary to allow the enforcing Party to maintain the action.

e.               Damages.  In the event that either Party exercises the rights conferred in this Section 8.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys’ fees.  Except as otherwise provided in this Section 8.4, each Party will bear its own expenses with respect to any suit or other proceeding against an infringer.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared pro rata in proportion to the total of such costs and expenses incurred by each Party.  If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall remain with the Party that brought the enforcement action at its expense.

Section 8.5                                   Notification of Patent Certification.  Pharmacopeia shall notify and provide BMS with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of any Pharmacopeia Program Patent covering a Research Compound or BMS Compound, or a Product (including methods of use thereof) pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and any foreign equivalent thereof for a Generic Product.  Such notification and copies shall be provided to BMS by Pharmacopeia as soon as practicable and at least within five (5) Business Days after Pharmacopeia receives such certification, and shall be sent by facsimile and overnight courier to the address set forth below:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 & Province Line Road

Princeton, New Jersey 08543-4000

Attention:  Vice President and Chief Intellectual Property Counsel

Telephone:  ***

Facsimile:  ***

Section 8.6                                   Further Actions.  Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights and/or perform its obligations pursuant to this Article 8; provided however, that neither Party shall be required to take any action pursuant to Article 8 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree.

Section 8.7                                   Infringement Claims; Oppositions.  BMS and Pharmacopeia shall promptly inform the other in writing of any written notice to it of alleged infringement or misappropriation, based on the research, development, making, using, importing, exporting or selling of a Research Compound or Product incorporating a Research Compound, of a Third Party’s intellectual property rights of which it shall become aware.  The Parties shall confer on the handling of such matter.  Pharmacopeia shall not ***, and BMS shall not ***.  BMS and Pharmacopeia shall each keep the other advised of all material developments in the conduct of any proceedings in defending any claim of such alleged infringement or misappropriation and shall cooperate with the other in the conduct of such defense.  In no event may either Party settle any such infringement or misappropriation claim in a manner that would limit the rights of the other Party or impose any obligation on the other Party, without such other Party’s prior written consent, such consent not to be unreasonably withheld or delayed.

BMS and Pharmacopeia shall promptly inform the other in writing of any challenge to Pharmacopeia Program Patents and Joint Patents (an interference proceeding or opposition related to a Pharmacopeia Program Patent or Joint Patent will be deemed a challenge for purposes of this paragraph).  The Parties shall confer on the handling of such matter, and such matter will be handled in accordance with Section 8.2.3 and 8.2.4 above.

Section 8.8                                   Records Regarding Pharmacopeia Program Patents and Joint Patents.  Each Party shall assign patent counsel representatives who, under the direction of the JRC, shall be responsible for coordinating activities between the Parties in accordance with this Article 8.  Such representatives will use good faith diligent efforts to maintain a report listing the Pharmacopeia Program Patents and Joint Patents that are subject to the license granted to BMS under Section 2.2 or 2.3.  Such report shall be used to facilitate the identification and tracking of the Pharmacopeia Program Patents and Joint Patents licensed under this Agreement, but shall not, unless specifically agreed to in a separate written agreement signed by authorized representatives of both Parties, be considered to be a then-current complete and binding list of the Pharmacopeia Program Patents and Joint Patents licensed under this Agreement.

ARTICLE 9 -
TERM AND TERMINATION

Section 9.1                                   Term.  The term of this Agreement (the “Term”) commences upon the Effective Date and, unless earlier terminated in accordance with the provisions of this Article 9, will continue until the expiration of the Research Term or any Extended Research Term, provided that the obligation to pay milestones as described in Section 5.1 will survive expiration of the Term.

Section 9.2                                   BMS Right to Terminate Without Cause.

(a)                                  BMS may terminate this Agreement in full (but not in part), effective upon ninety (90) calendar days prior written notice to Pharmacopeia.

(b)                                 If BMS elects not to substitute a new Research Program into the Discovery Collaboration within the sixty (60) day time period set forth in Section 3.1.3, Pharmacopeia’s obligations to continue to perform the Discovery Collaboration shall automatically terminate.

Section 9.3                                   Material Breach.

(a)                                  If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver notice of such breach to the other Party.  In such notice the non-breaching Party shall identify the actions or conduct that it wishes such Party to take for an acceptable and prompt cure of such breach; provided that such identified actions or conduct shall not be binding upon the other Party with respect to the actions that it may need to take to cure such breach.  The allegedly breaching Party shall have ninety (90) days to either cure such breach or, if cure cannot be reasonably effected within such ninety (90) day period, to deliver to the other Party a plan for curing such breach which the breaching Party believes is reasonably sufficient to effect a cure within a reasonable period; provided that the breaching Party must notify the non-breaching Party as soon as practicable after the breaching Party becomes aware that it will not be able to cure the breach within the ninety (90) day period.  Following agreement to such plan by the other Party, such agreement not to be unreasonably withheld, the breaching Party shall use commercially reasonable efforts to carry out the plan and cure the breach.  If the Party receiving notice of breach fails to cure such breach within the ninety (90) day period or the cure period identified in the proposed corrective plan, as applicable, or the Party providing the notice reasonably determines that the proposed corrective plan or the actions being taken to carry it out is not commercially practicable, the Party originally delivering the notice may declare a breach hereunder upon thirty (30) days advance written notice.  Subject to Section 9.3(b), such notice shall effectively terminate this Agreement upon expiration of such thirty (30) day period.

(b)                                 Notwithstanding the foregoing, if the allegedly breaching Party disputes in good faith the existence or materiality of any such breach, and provides notice to the other Party (the “Other Party”) of such dispute within such ninety (90) day period, the Other Party shall not have the right to terminate this Agreement in accordance with this Section 9.3 unless and until it has been determined in accordance with Section 12.4 that this Agreement was materially breached by the allegedly breaching Party and that Party fails to cure such breach within ninety (90) days following such determination.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(c)                                  This Section 9.3 shall be subject to and shall not limit the provisions of Section 9.4 and Section 9.5.

Section 9.4                                   Consequences of Termination.

9.4.1                     Licenses and Assignment Obligations.  BMS’ rights and Pharmacopeia’s obligations under Article 2 shall survive termination and expiration of this Agreement.

9.4.2                     Return of Information and Materials.  Upon early termination of this Agreement in its entirety by either Party pursuant to this Article 9, each Party will return to the other (or destroy, as directed by such other Party) all data, files, records and other materials containing or comprising the other Party’s Confidential Information.  Notwithstanding the foregoing, (i) BMS will be permitted to retain all Research Results (which are deemed to be Confidential Information of BMS pursuant to Section 7.1), (ii) subject to clause (iii) below, Pharmacopeia will destroy all Research Results in its possession as of the date of termination or expiration, and (iii) each Party will be entitled to retain one (1) copy of the other Party’s Confidential Information in the files of its legal counsel solely for archival purposes.

9.4.3                     Termination Pursuant to Section 9.2.   For the avoidance of doubt, in the event BMS terminates this Agreement pursuant to Section 9.2(a) or elects not to substitute a new Research Program into the Discovery Collaboration pursuant to Section 9.2(b), then Pharmacopeia’s rights and BMS’ obligations under the License Agreement shall survive without any additional obligation by either Party.

Section 9.5                                   Accrued Rights; Surviving Obligations.

9.5.1                     Accrued Rights.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement

(including the Milestone Payments by BMS to Pharmacopeia pursuant to Article 5, and the obligations to license or assign compounds and inventions pursuant to Article 2).

9.5.2                     Survival.  The definitions contained in Article 1, the license and obligations to assign under Article 2, as well as Articles 6, 7, 8, 10, and 12, and Sections 9.5, 9.6 and 11.2 of this Agreement will survive expiration or termination of this Agreement for any reason.

Section 9.6                                   Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Pharmacopeia or BMS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (i.e., Title 11 of the U.S. Code) or analogous provisions of Applicable Law outside the United States, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States.  The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, shall be promptly delivered to it upon the non subject Party’s written request therefor.  Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.

ARTICLE 10 -
INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

Section 10.1                            Indemnification of Pharmacopeia.  BMS agrees to defend Pharmacopeia, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Pharmacopeia Indemnitees”), and shall indemnify and hold harmless the Pharmacopeia Indemnitees, from and against any liabilities, losses, costs, damages, fees or expenses payable to a Third Party, and reasonable attorney’s fees and other legal expenses with respect thereto (collectively, “Losses”) arising out of any claim, action, lawsuit or other proceeding by a Third Party (collectively, “Third Party Claims”) brought against any Pharmacopeia Indemnitee and resulting from or occurring as a result of: (a) whether or not negligence is found, the development, manufacture, use, handling, storage, sale or other commercialization or disposition of any Product (or any product incorporating a compound derived from a BMS Compound) by BMS or its Affiliates or licensees, (b) any breach by BMS of any of its representations or warranties pursuant to this Agreement, (c) the gross negligence or willful misconduct of BMS or any BMS Affiliate or licensee in connection with this Agreement, (d) any breach of Applicable Law in connection with this Agreement by BMS or any BMS Affiliate or licensee, or (e) claims arising from the infringement of Third Party intellectual property related to a Research Program selected by BMS pursuant to Section 3.1.3, including but not limited to patent infringement claims in connection with the use of any Research Target or of any materials relating to any Research Target but excluding any intellectual property that Pharmacopeia routinely uses in its business that is not specifically related to the Research Program.

Section 10.2                            Indemnification of BMS.  Pharmacopeia agrees to defend BMS, its Affiliates, Licensees and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “BMS Indemnitees”), and shall indemnify and hold harmless the BMS Indemnitees, from and against any Losses and Third Party Claims brought against any

BMS Indemnitee and resulting from or occurring as a result of: (a) any breach by Pharmacopeia of its representations or warranties pursuant to this Agreement, (b) the gross negligence or willful misconduct of Pharmacopeia or any Subcontractor in connection with this Agreement, (c) any breach of Applicable Law in connection with this Agreement by Pharmacopeia or any Subcontractor, or (d) any breach by Pharmacopeia or any Subcontractor under any agreement with a Third Party related to this Agreement (including any breach of an agreement between Pharmacopeia and a Subcontractor) .

Section 10.3                            Notice of Claim. All indemnification claims provided for in Sections 10.1 and 10.2 shall be made solely by such Party to this Agreement (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 10.1 or 10.2, but in no event shall the indemnifying Party be liable for any Losses to the extent such Losses result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).  The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

Section 10.4                            Defense, Settlement, Cooperation and Expenses.

(a)                                  Control of Defense.  At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) calendar days after the indemnifying Party’s receipt of an Indemnification Claim Notice.  The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party.  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall as soon as is reasonably possible deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 10.4(b), the Indemnified Party shall be responsible for the legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the Indemnifying Party solely attributed to the defense of the Third Party Claim on behalf of the Indemnified Party (but not those costs and expenses otherwise attributable to the defense of the Indemnifying Party).

(b)                                 Right to Participate in Defense.  Without limiting Section 10.4(a), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 10.4(a) (in which case the Indemnified Party shall control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles in which case the indemnifying Party shall be responsible for any such costs and expenses of counsel for the Indemnified Party.

(c)                                  Settlement.  With respect to any Third Party Claims relating solely to the payment of money damages in connection with a Third Party Claim and that shall not admit liability or violation of Law on the part of the Indemnified Party or result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner (such as granting a license or admitting the invalidity of a Patent controlled by an Indemnified Party), and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 10.4(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).  The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

(d)                                 Cooperation.  Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(e)                                  Costs and Expenses.  Except as provided above in this Section 10.4, the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 10.5                            Insurance.  Each Party shall maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including, in the case of BMS, clinical trials and product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by such Party under this Agreement.

Section 10.6                            Limitation of Liability.  Neither Party hereto will be liable for the other Party’s indirect, incidental, consequential, special, exemplary, punitive or multiple damages arising in connection with this Agreement or the exercise of its rights hereunder, or for lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages; provided however, that this Section 10.6 shall not limit or restrict (i) damages available for breaches of confidentiality obligations set forth in Article 7 and (ii) damages available for willful breaches of Article 11.

ARTICLE 11 -
REPRESENTATIONS AND WARRANTIES

Section 11.1                            Representations, Warranties and Covenants.  Each Party hereby represents and warrants as of the Effective Date and covenants to the other Party that:

(a)  it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b)  this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

(c)  all necessary consents, approvals and authorizations of all Regulatory Authorities and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

(d)  the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound;

(e)  it has and will have enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such Party ownership of all intellectual property rights created in the course of their employment; and

(f) it has the requisite personnel, facilities, equipment, expertise, experience and skill to perform its obligations under this Agreement.

Section 11.2                            DISCLAIMER OF WARRANTY.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 11, BMS AND PHARMACOPEIA MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND BMS AND PHARMACOPEIA EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 12 -
MISCELLANEOUS

Section 12.1         Assignment.  Except as expressly set forth in this Agreement, without the prior written consent of the other Party hereto, neither Party will sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party hereto may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party to any Third Party with which it has merged or consolidated, or to which it has transferred all or substantially all of its assets or stock to which this Agreement relates if in any such event the Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement.  Any purported assignment or transfer in violation of this Section 12.1 will be void ab initio and of no force or effect.

Section 12.2         Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such adjudication will not affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions will remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

Section 12.3         Governing Law; Jurisdiction.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, USA without reference to any rules of conflicts of laws.  Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any federal court of the United States of America sitting in the State of Delaware and any appellate court from any jurisdiction thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such federal court in Delaware.  For clarification, any dispute relating to the scope, validity, enforceability or infringement of any Patents shall be governed by and construed and enforced in accordance with the patent laws of the applicable jurisdiction.

Section 12.4         Dispute Resolution.

12.4.1     Resolution by Senior Representatives.  The Parties shall seek to settle amicably any and all disputes, controversies or claims arising out of or in connection with this Agreement.  Any dispute between the Parties, including any failure by the JRC to agree, shall be promptly presented to the *** for resolution.  If either Party has failed to appoint ***, or if the *** are unable to resolve such dispute, such dispute shall then be presented to the *** of BMS and the *** of Pharmacopeia (the “Senior Representatives”) for resolution.  Such Senior Representatives will meet in-person or by teleconference as soon as reasonably possible thereafter, and use their good faith efforts to mutually agree upon the resolution of the dispute, controversy or claim.  If the Senior Representatives are not able to resolve such dispute, and if the dispute relates to (i) *** or (ii) ***.  If any other dispute between the Parties (i.e., a dispute other than those described in (i) and (ii) of the preceding sentence such as, but not limited to, ***, either Party may refer such dispute to binding arbitration to be conducted as set forth below in Section 12.4.2.

12.4.2     Arbitration.

(a)           With respect to any dispute amenable to arbitration under this Agreement as set forth in Section 12.4.1, a Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute.  Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the New Jersey office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to Princeton, New Jersey.  The arbitrator shall be a lawyer knowledgeable and experienced in the Applicable Laws concerning the subject matter of the dispute.  In any case the arbitrator shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or their respective Affiliates.  The governing law in Section 12.3 shall govern any such proceedings.  The language of the arbitration shall be English.  No individual will be appointed to arbitrate a dispute pursuant to this Agreement unless he or she agrees in writing to be bound by the provisions of this 12.4.2.  The place of arbitration will be Princeton, New Jersey.  Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

(b)           Within sixty (60) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(c)           The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to Section 12.4.2(b), for the presentation of evidence and legal argument concerning each of the issues identified by the Parties.  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 12.4.2(a); provided, however, that the arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the Parties must expend for discovery; provided the arbitrators shall permit such discovery as is deemed necessary to permit an equitable resolution of the dispute.  In any such arbitration proceeding, the Parties shall be entitled to all remedies to which they would be entitled in a United States District Court, including monetary damages and injunctive relief, provided that the arbitrator may not order the termination of licenses or assignment rights to a Research Compound to either of the Parties.

(d)           The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 12.4.2(c).  The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties.  All rulings of the arbitrator shall be in writing and shall be delivered to the Parties as soon as is reasonably possible.  Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.  The arbitrator shall render a “reasoned decision” within the meaning of the Commercial Arbitration Rules which shall include findings of fact and conclusions of law.  The Parties undertake to satisfy any award without delay.

(e)           The arbitrator shall determine the proportion in which the Parties shall bear (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration.

(f)            Any arbitration pursuant to this Section 12.4 shall be conducted in Princeton, New Jersey, unless the Parties otherwise agree to a different location.  Any arbitration award may be entered in and enforced by a court in accordance with Section 12.3.

(g)           Notwithstanding anything in this Section 12.4, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 12.3 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

(h)           The Parties agree that any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of any dispute shall be promptly refunded if an arbitrator or court determines pursuant to this Section 12.4.2 that such payments are to be refunded by one Party to the other Party.

(i)            The Parties intend, and will take all reasonable action as is necessary or desirable to ensure, that there be a speedy resolution to any dispute which becomes the subject of arbitration, and the arbitrator will conduct the arbitration so as to resolve the dispute as expeditiously as possible.

(j)            Except to the extent necessary to confirm an award or as may be required by Applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event will an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

(k)           Disputes Regarding Material Breach.  If the Parties are in dispute as to whether one Party is in material breach of this Agreement, then the arbitrator will first determine if material breach has in fact occurred, and if so, will grant the defaulting Party the cure period provided pursuant to Section 9.3.  If the material breach is not cured within the time period provided pursuant to Section 9.3, the arbitration will continue and the arbitrator will, as part of the same arbitration, award actual direct damages to the non-defaulting Party.

Section 12.5         Notices.  Except as otherwise provided for in this Agreement, all notices or other communications that are required or permitted hereunder will be in writing and delivered personally with acknowledgement of receipt, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier as provided herein), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to BMS, to:

Bristol-Myers Squibb Company
P.O. Box 4000

Route 206 & Province Line Road

Princeton, NJ  08543-4000
Attention:  Vice President, and Head of Business Development

Telephone:  ***

Facsimile:  ***

With copy to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 and Province Line Road

Princeton, NJ  08543-4000

Attention:  Vice President and Senior Counsel, Corporate &
Business Development

Phone:  ***

Facsimile:  ***

If to Pharmacopeia, to:

Pharmacopeia, Inc.

3000 Eastpark Boulevard

Cranbury, New Jersey 08512

Attention:  Chief Executive Officer

Telephone:  ***

Facsimile:  ***

With a copy to:

Pharmacopeia, Inc.

3000 Eastpark Boulevard

Cranbury, New Jersey 08512

Attention:  Executive Vice President and General Counsel

Telephone:  ***

Facsimile:  ***

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such communication will be deemed to have been given (i) when delivered, if personally delivered or sent by facsimile on a Business Day, (ii) on the Business Day after dispatch, if sent by nationally-recognized overnight courier, and (iii) on the third Business Day following the date of mailing, if sent by mail.  It is understood and agreed that this Section 12.5 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

Section 12.6         Entire Agreement; Modifications.  This Agreement (including the attached Research Plan) sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein.  No amendment, modification, release or discharge will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

Section 12.7         Headings.  The headings of Articles and Sections of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

Section 12.8         Relationship of the Parties.  It is expressly agreed that the Parties will be independent contractors of one another and that the relationship between the Parties will not constitute a partnership, joint venture or agency.

Section 12.9         Waiver.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  Any such waiver will not be deemed a waiver of any other right or breach hereunder.

Section 12.10       Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 12.11       No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other parties.

Section 12.12       Further Assurances.  Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to carry out the provisions and purposes of this Agreement.

Section 12.13       Force Majeure.  Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement to the extent such delay is due to a cause beyond the reasonable control of the affected Party, such as war, riots, labor disturbances, fire, explosion, and compliance in good faith with any governmental Law, regulation or order.  The Party affected will give prompt written notice to the other Party of any material delay due to such causes.

Section 12.14       Interpretation.

(a)           Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel.  Accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)           The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “any” shall mean “any and all” unless otherwise clearly indicated by context.

(c)           Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement.

(d)           References to sections of the Code of Federal Regulations and to the United States Code shall mean the cited sections, as these may be amended from time to time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Discovery Collaboration Agreement to be executed by their duly authorized representatives as of the date first above written.

PHARMACOPEIA, INC.

By:	/s/ Leslie J. Browne

Name:	Leslie J. Browne, Ph.D.

Title:	President and Chief Executive Officer

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Graham R. Brazier

Name:	Graham R. Brazier

Title:	Vice President & Head of Business Development

APPENDIX 1

RESEARCH PLAN

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APPENDIX 2

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